Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE:
July 15, 2013	Investor Contact: Micah S. Goldstein
(336) 884-7695

STANLEY FURNITURE COMPANY ANNOUNCES

SECOND QUARTER 2013 OPERATING RESULTS

 HIGH POINT, NC, July 15, 2013/Businesswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported sales and operating results for the second quarter of 2013.

Second quarter 2013 highlights:

•      Net sales were $24.2 million, essentially flat to the second quarter of 2012.

•      Gross margin declined to 9.0% of net sales compared to 14.5% in the second quarter of 2012, excluding prior period restructuring items.

•      Selling, general and administrative expenses were $4.8 million (20.1% of net sales) compared to $4.5 million (18.4%) in the second quarter of 2012, excluding current period restructuring items.

•      The company completed its Corporate Office consolidation to High Point and recorded restructuring related costs of $262,000 in selling, general and administrative expenses.

•      During the second quarter, the Company implemented its new enterprise information system as part of its overall customer care initiative.

•      Net of restructuring items, operating loss for the second quarter was $2.7 million compared to a loss of $932,000 million in second quarter of 2012.

•      As of June 29, 2013, the company’s financial position reflected $24.5 million in cash, restricted cash and short-term investments.

Year to date 2013 highlights:

•      Net sales were $50.2 million compared to $51.2 million in the first half of 2012.

•      Gross margin declined to 11.1% of net sales compared to 14.0% in the first six months of 2012, excluding restructuring charges in 2012.

•      Selling, general and administrative expenses increased to 18.8% of net sales, excluding restructuring charges in the current year, compared to 17.7% in 2012.

•      Net of restructuring charges, operating loss for the first half of 2013 was $3.9 million compared to a loss of $1.9 million in the first half of 2012.

•      Capital expenditures for leasehold improvements, investment in new systems and equipment purchases totaled $4.4 million in the first half of 2013.

Overview

“The most recent quarter represented a significant milestone for our company's multi-year journey to reposition itself for growth," commented Glenn Prillaman, President and Chief Executive Officer.  "As we begin the second half of the year, we have now either completed or are simply refining the multiple initiatives that we believe have been necessary for long-term growth but very disruptive to our customers and management team over the last few years.  With these distractions behind us, we are now completely focused on the execution of our operating models which should make us one of the most customer-friendly companies within our segment of the marketplace," continued Prillaman. "Specifically, our accomplishments in the quarter included the successful relocation of our corporate office, the opening of our new High Point showroom to wonderful reviews and a well-attended April Furniture Market and the introduction of our new staff to customers.”

“New product introductions from the Stanley product line were very well received at the April Furniture Market. After achieving our desired service position in the previous quarter, we took an aggressive position on discounting existing designs to gain floor space at retail.  While these discounts resulted in a decrease in gross margin, they will allow more consumers to see our product which should drive profitable growth in the back half of this year and into the next,” said Prillaman.

Shipments and operating performance for the company’s Young America brand improved slightly compared to prior year and prior quarter. “We have multiple opportunities for sales growth underway and, with so many disruptions behind us, we are now able to focus primarily on the growth that will lead this product line towards its break-even point," stated Prillaman.

In May, the company launched its new enterprise resource planning system, which represented the final step in its overall plan to reposition for growth. This is its largest systems initiative ever and the first major upgrade in over 20 years. "We feel strongly about our ability to differentiate not just through product design, marketing and operations, but also by becoming a more efficient and easier company with which to do business for our customers,” said Prillaman. “Tackling this systems initiative has been a significant investment and all-consuming for many resources within our organization.”

“The disruptions in the quarter related to the launch of our new enterprise system were challenging for us and our customers,” said Prillaman. “With many issues resolved, our sales force is anxious to regain the momentum we experienced exiting April Market, and we enter the second half of the year in a strong position on new product, inventory levels and plant performance. We firmly believe that information surrounding the sale of our products willserve as a competitive advantage for our company," concluded Prillaman.

Balance Sheet

The company’s office and showroom consolidation, the implementation of its new enterprise resources system and some minor capital spending in the Robbinsville plant consumed cash of $2.5 million in the quarter, as previously expected. The major change in working capital during the quarter was driven by the reduction in inventory on the Stanley product line. Cash, restricted cash and short-term investments at quarter-end were $24.5 million, down from $28.3 million at March 30, 2013, and $37.7 million at December 31, 2012.

Outlook

In closing, Prillaman remarked, “Our strategic changes are now in the rear view mirror. The office and showroom consolidation along with the launch of our new enterprise system were the last two strategic steps to reposition our company. Our team attends this month's Las Vegas Market focused on serving our customer and returning our business to a sustained level of stability and predictability. We believe our plan and its strategic initiatives have led us to take the appropriate actions to position us to return to growth in the coming periods,” concluded Prillaman.

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading designer and manufacturer of wood furniture targeted at the premium segment of the residential market. The company offers two major product lines. Its Stanley Furniture brand represents its fashion-oriented adult furniture and competes through an overseas sourcing model in the upscale market through superior finish, styling and piece assortment. Its Young America brand is positioned as the leader in the infant and youth segment and differentiates through a domestic manufacturing model catering to parent preferences such as child safety, color, choice and quick delivery of customized special orders. The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Conference Call Details

The company will host a conference call Tuesday morning, July 16, 2013 at 9:00 a.m. Eastern Time. The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the company’s web site at www.stanleyfurniture.com.  The dial-in-number for the replay (available through August 16, 2013) is (877) 660-6853 and the conference number is 417635.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements.These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include our success in profitably producing Young America products in our domestic manufacturing facility, disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry,  business failures or loss of large customers, the inability to raise prices in response to inflation and increasing costs, failure or interruption of our information technology infrastructure, failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner, competition in the furniture industry including competition from lower-cost foreign manufacturers, the inability to obtain sufficient quantities of quality raw materials in a timely manner, environmental, health, and safety  compliance costs, limited use of operating loss carry forwards due to ownership change, extended business interruption at our manufacturing facility and the possibility that U.S. Customs Border Protection may seek to reclaim all or a portion of the $39.9 million of Continued Dumping and Subsidy Offset Act (CDSOA) proceeds received in the second quarter of 2012. Any forward looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward looking statements, whether as a result of new developments or otherwise.

All earnings per share amounts are shown on a diluted basis.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012

Net sales	$24,166	$24,428	$50,218	$51,209

Cost of sales	21,986	21,350	44,653	44,534

Gross profit	2,180	3,078	5,565	6,675

Selling, general and administrative expenses	5,108	4,484	9,965	9,065
Operating loss	(2,928)	(1,406)	(4,400)	(2,390)

CDSOA income, net		39,361		39,361
Other income, net	16	20	18	41
Interest income	22	19	43	25
Interest expense	648	518	1,300	1,120
(Loss) income before income taxes	(3,538)	37,476	(5,639)	35,917
Income tax (benefit) expense	(9)	616	(16)	620
Net (loss) income	$(3,529)	$36,860	$(5,623)	$35,297

Diluted (loss) earnings per share	$(.25)	$2.54	$(.40)	$2.44

Weighted average number of shares	14,127	14,493	14,148	14,444

STANLEY FURNITURE COMPANY, INC.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months Ended		Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012

Reconciliation of gross profit as reported to gross profit adjusted:
Gross profit as reported	$2,180	$3,078	$5,565	$6,675
Less restructuring charge		474		474
Gross profit as adjusted	$2,180	$3,552	$5,565	$7,149
Percentage of net sales:
Gross profit % as reported	9.0%	12.6%	11.1%	13.0%
Less restructuring charge		1.9%		1.0%
Gross profit % as adjusted	9.0%	14.5%	11.1%	14.0%
Reconciliation of selling, general and administrative expenses (SG&A) as reported to SG&A expenses adjusted:
SG&A expenses as reported	$5,108	$4,484	$9,965	$9,065
Less restructuring charge	262		522
SG&A expenses as adjusted	$4,846	$4,484	$9,443	$9,065
Percentage of net sales:
SG&A expenses as reported	21.1%	18.4%	19.8%	17.7%
Less restructuring charge	1.0%		1.0%
SG&A expenses as adjusted	20.1%	18.4%	18.8%	17.7%
Reconciliation of operating loss as reported to operating loss adjusted:
Operating loss as reported	$(2,928)	$(1,406)	$(4,400)	$(2,390)
Less restructuring charge	262	474	522	474
Operating loss as adjusted	$(2,666)	$(932)	$(3,878)	$(1,916)
Reconciliation of net (loss) income as reported to net loss adjusted:
Net (loss) income as reported	$(3,529)	$36,860	$(5,623)	$35,297
Less income from CDSOA		(38,761)		(38,761)
Less restructuring charge	262	474	522	474
Net loss as adjusted	$(3,267)	$(1,427)	$(5,101)	$(2,990)
Reconciliation of diluted EPS as reported to diluted EPS adjusted:
Diluted EPS as reported	$(.25)	$2.54	$(.40)	$2.44
Less income from CDSOA		(2.67)		(2.68)
Less restructuring charge	.02	.03	.04	.03
Diluted EPS as adjusted	$(.23)	$(.10)	$(.36)	$(.21)

Note:

We have included the above reconciliation of reported financial measures according to GAAP to non-GAAP financial measures because we believe that this reconciliation provides useful information that allows investors to compare operating results to those of other periods by excluding income from CDSOA proceeds and restructuring related charges. These measures should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for or superior to GAAP results.

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	June 29, 2013	December 31, 2012

Assets
Current assets:
Cash and equivalents	$12,778	$10,930
Restricted cash	1,737	1,737
Short-term investments	10,000	25,000
Accounts receivable, net	12,744	10,028
Inventories	31,740	35,060
Prepaid expenses and other current assets	4,111	3,438
Deferred income taxes	724	962

Total current assets	73,834	87,155

Property, plant and equipment, net	21,517	19,870
Other assets	6,700	3,691

Total assets	$102,051	$110,716

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,054	$8,667
Accrued expenses	7,259	6,247

Total current liabilities	12,313	14,914

Deferred income taxes	724	962
Other long-term liabilities	7,347	7,601

Stockholders' equity	81,667	87,239

Total liabilities and stockholders' equity	$102,051	$110,716

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)

	Six Months Ended
	June 29, 2013	June 30, 2012

Cash flows from operating activities:
Cash received from customers	$47,430	$50,995
Cash paid to suppliers and employees	(55,712)	(56,080)
Cash from Continued Dumping and Subsidy Offset Act		39,856
Interest paid, net	(2,378)	(2,265)
Income taxes paid, net	(124)	(728)
Net cash (used) provided by operating activities	(10,784)	31,778

Cash flows from investing activities:
Sale of short-term investments	15,000
Purchase of short-term investments		(20,000)
Capital expenditures	(2,715)	(2,635)
Purchase of other assets	(1,670)	(1,266)
Proceeds from sale of assets		47
Net cash provided (used) by investing activities	10,615	(23,854)

Cash flows from financing activities:
Proceeds from insurance policy loans	2,416	2,283
Purchase and retirement of common stock	(358)
Proceeds from exercise of stock options	25
Capital lease payments	(66)	(66)
Net cash provided by financing activities	2,017	2,217

Net increase in cash and equivalents	1,848	10,141
Cash and equivalents at beginning of period	10,930	15,700

Cash and equivalents at end of period	$12,778	$25,841

Reconciliation of net (loss) income to
net cash (used) provided by operating activities:
Net (loss) income	$(5,623)	$35,297

Depreciation and amortization	991	884
Stock-based compensation	450	388
Changes in working capital	(5,142)	(4,153)
Other assets	(1,272)	(1,170)
Other long-term liabilities	(188)	532
Net cash (used) provided by operating activities	$(10,784)	$31,778